Exhibit 10.35

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”), is entered into as of March 26, 2012, by and between Opnext, Inc., a Delaware corporation (the “Company”) and Harry L. Bosco (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement dated as of January 26, 2011, as amended by the first amendment thereto (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the Company and Executive mutually desire to amend the Employment Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby amend the Employment Agreement as follows, effective as of the date hereof:

1. Section 5 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“5. Annual Bonus	Executive will be eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company. The amount of Executive’s annual bonus will be based on the attainment of individual and/or Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, Executive’s target annual bonus will be 100% of his Base Salary. Each annual bonus shall be awarded under, and subject to the terms and conditions of, the Plan (as defined below), and, if payable, shall be paid not later than the last day of the applicable two and one-half (2 ½) month short-term deferral period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).”

2. Section 11 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“11. Termination Without Cause Or For Good Reason	Subject to the Payment Delay (as defined below), in the event that Executive incurs a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of (a) a termination of Executive’s employment by the Company without Cause (as defined below) or (b) Executive’s resignation for Good Reason (as defined below), Executive shall be entitled to receive the following payments and benefits (collectively, the “Severance”):

(i)	The Company shall pay Executive as severance a lump-sum cash payment within thirty (30) days after the date of Executive’s Separation from Service an amount equal to one and one-half (1.5) times the sum of (A) Executive’s then current annual base salary and (B) Executive’s target Annual Bonus set forth in Section 5 above (as may be increased) for the fiscal year of the Company in which the date of such Separation from Service occurs (in each case, without giving effect to any reduction in such base salary or target Annual Bonus that constitutes Good Reason) (the “Severance Payment”);

(ii)	To the extent not previously vested and exercisable as of the date of Executive’s Separation from Service, any outstanding equity-based awards (including stock options and other equity-based awards) held by Executive shall immediately vest and become exercisable in full; and

(iii)	During the period commencing on the date of Executive’s Separation from Service and ending on the eighteen (18) month anniversary thereof (the “Continuation Period”), the Company shall pay directly or reimburse Executive for premiums for continued group health insurance coverage for Executive and his eligible family members under the Company’s group health plans. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof).

Executive’s right to receive the Severance is conditioned on and subject to Executive’s execution within 21 days (or, to the extent required by applicable law, 45 days) following the date of Executive’s Separation from Service and non-revocation by Executive of a general release of claims substantially in the form attached hereto as Exhibit A. For purposes of clarification, a termination of Executive’s employment by reason of Executive’s death or Disability (as defined in Section 6 hereof) shall not be deemed to be a termination by the Company “without Cause” for purposes of this Agreement. Notwithstanding the foregoing, in no event shall a termination of Executive’s employment by reason of the Board’s appointment of a Chief Executive Officer and President of Opnext to succeed Executive or by reason of the expiration of the Term be deemed to constitute a termination of Executive’s employment by the Company without Cause.

The Severance Payment is intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2  1/2) month short-term deferral period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

“Good Reason” as used herein shall mean the occurrence of any of the following without the consent of Executive:

(i)	a material and substantial diminution of Executive’s authority, duties or responsibilities; or

(ii)	a material reduction by Opnext of Executive’s Base Salary as set forth in Section 4 above;

provided, however, that Executive’s resignation shall only constitute a resignation for Good Reason hereunder if (x) Executive provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 20 days after the initial existence of such facts or circumstances, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of such written notice, and (z) the date of Executive’s Separation from Service occurs no later than 60 days after the initial occurrence of the facts or circumstances constituting Good Reason.

Except as set forth above, upon termination by Opnext without Cause or resignation by Executive for Good Reason, Executive shall not be entitled to receive any further compensation or payments hereunder (except for Executive’s unpaid Base Salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination of employment).

Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation, the Severance Payment, shall be paid to Executive during the six-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence (the “Payment Delay”), then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period.”

3. The following new Section 11A of the Employment Agreement is hereby added immediately after Section 11 of the Employment Agreement:

“11A. Change in Control Termination	Subject to the Payment Delay, if a Change in Control occurs and Executive incurs a Separation from Service by reason of (a) a termination of Executive’s employment by the Company without Cause or (b) Executive’s resignation for Good Reason, in each case immediately prior to or upon the Change in Control, or within the two (2) year period following the Change in Control, then Executive shall be entitled to the Severance, subject to and in accordance with the terms and conditions set forth in Section 11 (including, without limitation, the requirement that Executive execute and not revoke the Release), except that for purposes of this Section 11A:

(i)	In lieu of the Severance Payment set forth in Section 11, the Severance Payment shall be an amount equal to two (2.0) times the sum of (A) Executive’s then current annual base salary and (B) the greater of (x) Executive’s target Annual Bonus set forth in Section 5 above (as may be increased) for the fiscal year of the Company in which the date of Executive’s Separation from Service occurs (in each case, without giving effect to any reduction in such base salary or target Annual Bonus that constitutes Good Reason) or (y) the average actual Annual Bonus awarded to Executive for the two full fiscal years immediately preceding the year in which the date of Executive’s Separation from Service occurs; and

(ii)	In lieu of the Continuation Period set forth in Section 11, the Continuation Period shall be the period commencing on the date of Executive’s Separation from Service and ending on the twenty-four (24) month anniversary thereof.”

4. The following new Section 20 of the Employment Agreement is hereby added immediately after Section 19 of the Employment Agreement:

“20. Limitation on Payments	Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if, by reason of such reduction, the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, (C) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock options that are exempt from Section 409A of the Code, (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award (other than stock options) that is exempt from Section 409A of the Code, and (E) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, in each case, (x) only to the least extent necessary so that no portion thereof shall be subject to the Excise Tax, (y) in a manner that results in the best economic benefit to Executive, and (z) to the extent economically equivalent, in a pro rata manner.

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Accounting Firm (as defined below), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

All determinations required to be made under this Section 20 will be made by an independent nationally recognized accounting firm (the “Accounting Firm”) selected by Executive and reasonably acceptable to the Company. The Accounting Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the Accounting Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 20. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 20 will be borne by the Company.”

5. This Second Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement.

6. Except as amended and set forth herein, the Employment Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Second Amendment has been executed and delivered by the parties hereto.

OPNEXT, INC.		EXECUTIVE

By:	/s/ Justin O’Neill	/s/ Harry L. Bosco
(Signature)

Its:	Senior Vice President, General Counsel & Corporate Secretary	Harry L. Bosco
(Print Name)